UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2007

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of Principal Executive Offices)	(Zip code)

(480) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2007, the Board of Directors (the “Board”) of LiveDeal, Inc. (the “Company”) elected Thomas J. Clarke, Jr. as a director of the Company, effective immediately.  Mr. Clarke will stand for re-election at the Company’s Annual Meeting of Stockholders currently expected to be held in February 2008.  Mr. Clarke was also appointed to the Board’s Corporate Governance and Nominating Committee, effective immediately.

Pursuant to the Company’s standard director compensation practices, Mr. Clarke will receive an annual retainer of $36,000 for his service on the Board.  He also received an initial grant of 10,000 restricted shares of the Company’s stock under the Company’s 2003 Stock Plan.  Otherwise, Mr. Clarke was not elected to the Board pursuant to any arrangement or understanding.

Mr. Clarke is currently the Chairman and Chief Executive Officer of TheStreet.com.  Prior to joining that company in 1999, Mr. Clarke was Chief Executive Officer of Thomson Financial Investor Relations.  At that company, Mr. Clarke oversaw the sale of what was then Technimetrics Inc. from Knight-Ridder to Thomson Corporation in 1998.  Mr. Clarke has also held management positions at companies such as McAuto Systems Corp. and Media Records.

Additionally, Mr. Clarke serves as a business information advisor for Plum Holdings L.P., an institutional venture capital firm specializing in early stage investments in media companies.  He serves on the University of Albany’s executive advisory board of the Center for Comparative Functional Genomics, and on the board of Standing Stone, Inc., developers of disease state management solutions.

Mr. Clarke holds an MBA from Hofstra University and a Bachelor’s Degree in Marketing from St. John’s University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LiveDeal, Inc.

Date: November 27, 2007	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer